Exhibit 2.14

February 7, 2011

SHARE SALE AND PURCHASE AGREEMENT

relating to the sale and purchase of

the remaining interests in

The Whitehall Group

by and among

Barclays Wealth Trustees (Jersey) Limited

in its capacity as trustee of

The First National Trust

and

Mark Kaufman

(as Sellers),

Polmos Bialystok S.A.

(as Purchaser),

and

Central European Distribution Corporation

(as Parent)

SCHEDULES:

Schedule 1	IP Rights
Schedule 2	Russian IP Transfer Agreement
Schedule 2A	International IP Transfer Agreement
Schedule 2B	Supplemental IP Agreement
Schedule 3	Employees of Global Management and their current compensation
Schedule 4	Registered Brands and Trademarks held, directly or indirectly, by Kaufman
Schedule 5	Calculation of Management Fees and Salary and Payroll Taxes

ii

SHARE SALE AND PURCHASE AGREEMENT

This SHARE SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 7, 2011, by and among BARCLAYS WEALTH TRUSTEES (JERSEY) LIMITED in its capacity as trustee of THE FIRST NATIONAL TRUST, a trust company incorporated under the laws of Jersey, having its registered office at 39-41, Broad Street, St. Helier, JE4 5PS Jersey, Channel Islands (“Trustee”), Mark Kaufman, a Russian citizen, resident at 16, Boulevard de la Princess Charlotte, Apt. 602, Monaco, Monte Carlo 98000 (“Kaufman” and together with the Trustee, “Sellers”), POLMOS BIALYSTOK S.A., a joint stock company incorporated under the laws of Poland, whose registered office is located at ul. Elewatorska No. 20, 15-950 Bialystok, Poland (“Purchaser”) and CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a corporation incorporated under the laws of the State of Delaware in the United States of America, whose registered office is at 3000 Atrium Way, Suite 265, Mt. Laurel, New Jersey 08054, U.S.A. (“Parent” and together with Purchaser, “Purchasing Parties”), (Trustee, Kaufman, Purchaser and Parent, collectively, the “Parties”, and each, individually, a “Party”).

RECITALS

WHEREAS, Peulla Entreprises Limited, a private limited liability company by shares incorporated under the laws of the Republic of Cyprus, whose registered office is located at Chrysanthou Mylona, 3, P.C. 3030, Limassol, Cyprus (the “Company”), is the legal owner of 100% of the outstanding share capital and voting power of WHL Holdings Limited, a company incorporated under the laws of the Republic of Cyprus, whose registered office is located at Chrysanthou Mylona, 3, P.C. 3030 Limassol, Cyprus (“Whitehall”);

WHEREAS, Whitehall indirectly through its operating Subsidiaries is engaged in the business of importing, distributing, promoting, marketing and selling wines and spirits in the Russian Federation;

WHEREAS, Trustee is the sole trustee of The First National Trust, a trust established under the laws of Jersey, and the legal owner of two hundred sixty-three (263) Class B Shares (as defined herein) of the Company;

WHEREAS, Kaufman is the legal owner of three thousand seven hundred fifty-one (3,751) Class A Shares (as defined herein) and one thousand two hundred thirty-seven (1,237) Class B Shares of the Company;

WHEREAS, Parent, through its operating Subsidiaries, including Purchaser, operates the largest integrated spirits beverages business in Central Europe;

WHEREAS, on May 23, 2008, Whitehall, Trustee, Purchaser and Parent entered into a Share Sale and Purchase Agreement relating to the sale and purchase of a non-controlling interest in the Whitehall Group (as defined herein), as amended by Amendment No. 1, dated October 21, 2008 and as further amended by Amendment No. 5, dated February 24, 2009 (such agreement, as so amended, the “2008 SPA”), and certain other agreements related thereto;

WHEREAS, on the same date, the Company, Trustee and Purchaser entered into a Shareholders’ Agreement relating to the shareholders’ investment in the Company, as amended by Amendment No. 1, dated February 24, 2009 and as further amended by Amendment No. 2, dated November 29, 2010 (such agreement, as so amended, the “Shareholders’ Agreement”);

WHEREAS, Parent is the legal owner of one thousand six hundred forty-one (1,641) Class A Shares of the Company and Purchaser is the owner of two thousand one hundred eight (2,108) Class A Shares of the Company and six thousand (6,000) Class B Shares of the Company;

WHEREAS, the Purchasing Parties now desire to purchase from the Sellers, and the Sellers desire to sell to the Purchasing Parties, the remaining Class A Shares and Class B Shares not held by the Purchasing Parties;

WHEREAS, Sellers, Purchaser, and Parent have previously entered into a binding Heads of Terms, dated November 29, 2010, as amended by Amendment No. 1, dated December 30, 2010, setting forth the terms and conditions pursuant to which Sellers would sell, and the Purchasing Parties would purchase, the remaining Class A Shares and Class B Shares not held by the Purchasing Parties (the “Transaction”);

WHEREAS, the Transaction shall be in lieu of the Exit Options (as defined in the Shareholders’ Agreement) set forth in Article VI of the Shareholders’ Agreement;

WHEREAS, the Parties now desire to enter into this definitive binding agreement with respect to the Transaction;

WHEREAS, except as specifically provided herein, this Agreement shall supersede and replace all existing agreements between the Purchaser and the Parent, on one hand, and Trustee and Kaufman, on the other hand, with respect to their holdings in the Company and its subsidiaries, including the Shareholders’ Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms

For the purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“2008 SPA”	has the meaning ascribed to it in the Recitals;

“Affiliate”	means, with respect to any person (other than a natural person), any other person who directly or indirectly controls, or is under common control with, or is controlled by, such first person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through ownership of voting securities or partnership or other ownership interests, by contract or credit arrangement, as trustee or executor or otherwise; provided that, for the avoidance of doubt, for the purposes of this Agreement, the Joint Venture shall not be deemed to be an Affiliate of Whitehall;

“Average NASDAQ DailyPrice”	has the meaning ascribed to it in Section 5.6(c);

“Average Sales Price”	has the meaning ascribed to it in Section 5.6(b);

“Business”	means the business of the Group and/or, as the case may be, of the Joint Venture, including the import, distribution, sales, marketing and promotion of wines and spirits in the Russian Federation;

“Business Day”	means a day (other than a Saturday or Sunday) when commercial banks are open for business in Moscow, Russian Federation; Warsaw, Poland; New York, USA; and Nicosia, Cyprus;

“Cash Consideration”	has the meaning ascribed to it in Section 2.4(a);

“CEDC Share”	means a share of common stock, par value US$ 0.01 per share (or such other par value following any consolidation, stock split, repayment or reduction of capital or other event giving rise to any adjustment in the par value of such common stock hereafter), of Parent;

“CEDC Share Issuance Price”	has the meaning ascribed to it in Section 2.5(a);

“CEDC Share Registration Price”	has the meaning ascribed to it in Section 5.6(a);

“Class A Closing”	has the meaning ascribed to it in Section 5.1(a);

“Class A Closing Date”	has the meaning ascribed to it in Section 5.1(a);

“Class A Shares”	has the meaning ascribed to it in Section 2.2;

“Class B Closing”	has the meaning ascribed to it in Section 4.1(a);

“Class B Closing Date”	has the meaning ascribed to it in Section 4.1(b);

“Class B Shares”	has the meaning ascribed to it in Section 2.3(a);

“Company”	has the meaning ascribed to it in the Recitals;

“Daily Penalty”	has the meaning ascribed to it in Section 5.5(c);

“Dispute”	has the meaning ascribed to it in Section 10.3(a);

“Encumbrance”	means any pledge, charge, claim, lien (other than a lien arising by operation of law in the ordinary course of trading), mortgage, debenture, security interest, pre-emption right, right of first refusal, option or other third-party right, restriction or encumbrance of any nature (whether statutory, contractual or otherwise), including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement, or an agreement, arrangement or obligation to create any of the foregoing;

“Existing Jewish Standard Inventory”	has the meaning ascribed to it in Section 8.9(d);

“Existing Kauffman Private Collection Stock”	has the meaning ascribed to it in Section 8.8(a);

“Global Management”	means OOO Global Management ( ), a limited liability company ( ) incorporated under the laws of the Russian Federation, whose registered office is located at Bld. 5, 33, Dmitrovskoe shosse, Moscow 127550 Russian Federation;

“Governmental Authority”	means any court or government (federal, state, local, national, foreign, provincial or supranational) or any political subdivision thereof, including, without limitation, any department, commission, ministry, board, bureau, agency, authority, tribunal or arbitral body, exercising executive, legislative, judicial, regulatory or administrative authority, including any self-regulatory authority or quasi-governmental entity established to perform any of these functions;

“Group” or “Whitehall Group”	means Whitehall and the Whitehall Subsidiaries and the expression “Group Company” shall be construed accordingly to mean any of Whitehall or the Whitehall Subsidiaries; provided that for the avoidance of doubt, the Joint Venture shall not be deemed to be a Group

Company;

“International IP Transfer Agreement”	means the agreement dated November 26, 2010, by and between the IP Seller and Whitehall Center and relating to the transfer of the IP Rights in registered in countries outside the Russian Federation and attached hereto as Schedule 2A;

“IP Rights”	has the meaning ascribed to it in Section 2.1(a);

“IP Seller”	means OOO VL ENTERPRISES, a limited liability company ( ) incorporated under the laws of the Russian Federation, whose registered office is located at Dmitrovskoye shosse, 33/5, P.C. 127550, Moscow, Russian Federation;

“IP Transfer Agreements”	means the Russian IP Transfer Agreement and the International Transfer Agreement;

“Jewish Standard IP Rights”	has the meaning ascribed to it in Section 8.9(a);

“Joint Venture”	means MHWH Limited, a private limited liability company by shares incorporated in Cyprus, having its registered office at Chrysanthou Mylona, 3, P.C. 3030, Limassol, Republic of Cyprus;

“Joint Venture Agreement”	means that Shareholders’ and Operating Agreement, dated as of February 6, 2006, by and between Moët Hennessy International and Whitehall, as amended from time to time through the Class A Closing;

“Kaufman”	has the meaning ascribed to it in the Preamble;

“MK Management”	means OOO MK Management ( ), a limited liability company ( ) incorporated under the laws of the Russian Federation, whose registered office is located at Bld 3, 2/38, Pyatnitskaya str., Moscow 113035 Russian Federation;

“Netjet Contract”	has the meaning ascribed to it in Section 5.2(h);

“New Trustee”	has the meaning ascribed to it in Section 8.1;

“Old Registration Rights Agreement”	means the Registration Rights Agreement, dated October 21, 2008 by and between Trustee and Parent;

“Parent”	has the meaning ascribed to it in the Preamble;

“Party”	has the meaning ascribed to it in the Preamble;

“Permitted Share Consideration”	has the meaning ascribed to it in Section 2.5(b);

“Purchase Price”	has the meaning ascribed to it in Section 2.4;

“Purchaser”	has the meaning ascribed to it in the Preamble;

“Purchaser Documents”	has the meaning ascribed to it in Section 7.2;

“Purchasing Parties”	has the meaning ascribed to it in the Preamble;

“RAS”	means Russian Accounting Standards;

“Registration Date”	has the meaning ascribed to it in Section 5.5(b);

“Registration Deadline”	has the meaning ascribed to it in Section 5.5(a);

“Registration Rights Agreement”	has the meaning ascribed to it in Section 5.7;

“Registration Statement”	has the meaning ascribed to it in Section 5.5(a);

“Representatives”	means, with respect to a Party, its directors, officers, agents, or advisers (including, without limitation, financial advisers, consultants, attorneys and consultants);

“Rule 144 Indemnity Amount”	has the meaning ascribed to it in Section 5.6(c);

“Rule 144 Indemnity Payment Date”	has the meaning ascribed to it in Section 5.6(e);

“Rule 144 Indemnity Period”	has the meaning ascribed to it in Section 5.6(b);

“Rules”	has the meaning ascribed to it in Section 10.3(b);

“Russian FAS”	means the Russian Federal Antimonopoly Service;

“Russian IP Transfer Agreement”	means the agreement dated November 26, 2010, by and between the IP Seller and Whitehall Center and relating to the transfer of the IP Rights to be registered in the Russian Federation and attached hereto as Schedule 2;

“Sales Day”	has the meaning ascribed to it in Section 5.6(b);

“SEC”	means the United States Securities and Exchange Commission;

“Second Closing”	has the meaning ascribed to it in Section 5.8(a);

“Securities Act”	means the United States Securities Act of 1933, as amended;

“Sellers”	has the meaning ascribed to it in the Preamble;

“Sellers Documents”	has the meaning ascribed to it in Section 6.2;

“Settlement Deed”	means the deed of settlement (including the regulations contained therein) between Mark Kaufman and Walbrook Trustees (Jersey) Limited (being the former name of Barclays Wealth Trustees (Jersey) Limited) dated February 19, 2002 and any deed or instrument varying, or supplemental to, the same, in respect of the Trust;

“Shares”	has the meaning ascribed to it in Section 2.3(a);

“Share Consideration”	has the meaning ascribed to it in Section 2.4(b);

“Share Price Indemnity”	has the meaning ascribed to it in Section 5.6(a);

“Shareholders’ Agreement”	has the meaning ascribed to it in the Recitals;

“Subsidiary”	means, with respect to any person (other than a natural person), any other person (other than a natural person) in which such person has ownership or control, direct or indirect, of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of a person or more than fifty percent (50%) of the partnership or other ownership interest therein (other than as a limited partner of such person);

“Tax”	means any and all taxes, assessments, customs, duties, levies, tariffs and imposts of any kind whatsoever, whether of the Russian Federation or elsewhere, including any income, alternative or add-on minimum, gross receipts, sales, use, transfer, gains, value added, goods and services, ad valorem, franchise, profits, licence, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, escheat, environmental or windfall profit tax, custom, duty or other tax, together with any interest, additions, penalties, charges or costs with respect thereto;

“Tax Authority”	means any body or organization in Russia or Cyprus having authority in relation to Tax;

“Termination Agreement”	has the meaning ascribed to it in Section 5.2(d);

“Transaction”	has the meaning ascribed to it in the Recitals;

“Transaction Documents”	means this Agreement, the new Registration Rights Agreement, IP Transfer Agreements, and the Termination Agreement and “Transaction Document” means any one of them;

“Trust”	means The First National Trust established under the laws of the Island of Jersey pursuant to the Settlement Deed;

“Trustee”	has the meaning ascribed to it in the Preamble;

“US Dollars” or “US$”	means the lawful currency of the United States of America from time to time;

“Whitehall”	has the meaning ascribed to it in the Recitals;

“Whitehall Center”	means OOO Whitehall-Center, a limited liability Company
( ), incorporated under the laws of the Russian Federation having its registered office at Dmitrovskoye shosse, 33/5, P.C. 127550, Moscow, Russian Federation;

“Whitehall Subsidiaries”	means the direct and indirect Subsidiaries of Whitehall, and “Whitehall Subsidiary” means any one of them; provided that for the avoidance of doubt, the Joint Venture shall not be deemed to be a Whitehall Subsidiary.

Section 1.2 Construction; Absence of Presumption

(a) For the purposes of this Agreement, (i) any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, e-mail); (ii) references to a “company” include any company, corporation or other body corporate wherever and however incorporated or established; (iii) references to a “person” include any natural person, company, partnership, joint venture, firm, association, trust, proprietorship, other business organization, union, and any Governmental Authority, whether incorporated or unincorporated and shall include a reference to that person’s legal representative or successors; (iv) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (v) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules which are incorporated into and form part of this Agreement) and not to any particular provision of this Agreement, and Article,

Section, paragraph and Schedule references are to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified; (vi) the word “including” and words of similar import when used in this Agreement means “including without limitation” unless the context otherwise requires or unless otherwise specified; (vii) the word “or” shall not be exclusive; (viii) “commercially reasonable efforts” shall not require waiver by any Party of any material rights or any action or omission that would be a breach of this Agreement; (ix) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (x) references to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate regulation or rule made under the relevant statute or statutory provision, except to the extent that any amendment, consolidation or replacement would increase or extend the liability of Sellers under this Agreement; (xi) references to any New York legal term for any statute, action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than New York, be deemed to include what most nearly approximates in that jurisdiction to the New York legal term; and (xii) references to “material” mean, where the context so admits, material, individually or in the aggregate, with respect to the financial condition, results of operations, business, assets or liabilities of the Group, taken as a whole or, as the case may be, of the Joint Venture;

(b) The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all of the Schedules) or any amendments hereto.

Section 1.3 Headings; Definitions

The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE 2

PRELIMINARY TRANSACTIONS; SALE AND PURCHASE;

PURCHASE PRICE

Section 2.1 Transfer of Intellectual Property Rights

(a) Kaufman, on the one hand, and the Purchasing Parties, on the other hand, acknowledge and agree that prior to the date hereof, the IP Seller has transferred to Whitehall Center, all the ownership rights to the “Kauffman” trademarks, inventions and industrial designs, but only with respect to their respective use in respect of all of the goods listed under Class 33 (Alcoholic beverages (except beers)) and certain of the goods listed under Class 32 (specifically, beers) of the International Classification of Goods and Services under the Nice Agreement, as further specified in Schedule 1 (the “IP Rights”), pursuant to the IP Transfer Agreements, provided that the Russian IP Transfer Agreement shall only be effective as of the date of its registration with Rospatent.

(b) For the avoidance of doubt, Kaufman and the Purchasing Parties expressly acknowledge and agree that:

(i) The IP Rights transferred to Whitehall Center pursuant to the IP Transfer Agreements do not include the right to use the “Kauffman” name in the name of retail wine & spirit shops or for selling third party products under the name “Kauffman private collection” following the transition period set forth in the transfer agreement except as set forth in Section 8.8 of this Agreement; and

(ii) Kaufman and IP Seller, as the owner of the Jewish Standard IP Rights (as defined below), shall not use the “Kauffman” name in connection with Jewish Standard products or any other Class 33 products except as set forth in Section 8.8 of this Agreement.

(c) Kaufman and the Purchasing Parties expressly acknowledge and agree that if, after the transfer of the IP Rights has been completed, for any reason the Class A Closing does not occur, then the IP Seller shall have the right to reacquire the IP Rights for the same consideration paid by Whitehall Center pursuant to the IP Transfer Agreements.

Section 2.2 Sale and Purchase of the Class A Shares

(a) Upon the terms and subject to the provisions and conditions of this Agreement, at the Class A Closing, Kaufman shall sell, assign, transfer and convey to Parent and Parent shall purchase, acquire and accept from Kaufman, three thousand seven hundred fifty-one (3,751) Class A Shares, par value US$ 1 per share (the “Class A Shares”), of the Company, with all rights attaching to them at the Class A Closing Date (including, without limitation, the voting rights), free and clear of all Encumbrances (other than those arising under this Agreement).

(b) Neither Kaufman nor Purchaser shall be obligated to complete the sale and purchase of any of the Class A Shares unless the sale and purchase of all the Class A Shares is completed simultaneously.

Section 2.3 Sale and Purchase of the Class B Shares

(a) Upon the terms and subject to the provisions and conditions of this Agreement, at the Class B Closing, (i) Kaufman shall sell, assign, transfer and convey to Purchaser and Purchaser shall purchase, acquire and accept from Kaufman, one thousand, two hundred thirty-seven (1,237) Class B Shares, par value US$ 1 per share (the “Class B Shares” and together with the Class A Shares, the “Shares”), of the Company and (i) the Trustee shall sell, assign, transfer and convey to Purchaser and Purchaser shall purchase, acquire and accept from the Trustee, two hundred sixty-three (263) Class B Shares, in each case with all rights attaching to them at the Class B Closing Date (including, without limitation, in the case of the Class B Shares, the right to receive all dividends or distributions declared, made or paid from and after the Class B Closing), free and clear of all Encumbrances (other than those arising under this Agreement).

(b) Neither of the Sellers nor Purchaser shall be obligated to complete the sale and purchase of any of the Class B Shares unless the sale and purchase of all the Class B Shares is completed simultaneously.

(c) For the avoidance of doubt, notwithstanding any delay in the Class B Closing Date, the Selling Parties shall in no event be entitled to receive any dividends declared or paid after November 29, 2010 on any Class B Shares, which dividend rights shall be attached to the Class B Shares transferred to the Purchaser at the Class B Closing.

Section 2.4 Purchase Price

The aggregate consideration for the sale and purchase of the Shares shall consist of US$ 91,500,000 (the “Purchase Price”) to be paid as follows:

(a) US$ 68.5 million, to be paid in cash, in immediately available funds, at the Class B Closing (the “Cash Consideration”); and

(b) US$ 23 million to be paid in CEDC Shares to be issued to Kaufman at the Class A Closing (the “Share Consideration”).

(c) The payment of the Purchase Price shall be satisfied by:

(i) payment by Purchaser at the Class B Closing of the amounts in aggregate equal the Cash Consideration to Kaufman and the Trustee pursuant to and in accordance with Section 4.4; and

(ii) payment of the Share Consideration by Parent at the Class A Closing to Kaufman in accordance with Section 5.3.

Section 2.5 Calculation of Share Consideration

(a) The number of CEDC Shares to be issued in respect of the Share Consideration shall be calculated as (x) US$ 23 million divided by (y) the CEDC Share Issuance Price. The “CEDC Share Issuance Price” shall be the average daily trading price, weighted by volume, on the NASDAQ Global Select Market for a CEDC Share during the 30-trading day period ending on the trading day immediately prior to the Class A Closing Date.

(b) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Parent shall not issue any CEDC Shares to the extent that doing so would result in a violation of NASDAQ Listing Rule 5635(a)(1). If the issuance of the full amount of the Share Consideration is therefore prohibited, then (1) such number of CEDC Shares comprising the portion of Share Consideration as may be issued without resulting in a violation of NASDAQ Listing Rule 5635(a)(1) (the “Permitted Share Consideration”) shall be issued in accordance with this Agreement and (2) as soon as reasonably practicable after the issuance of the Permitted Share Consideration, but in any event no later than five (5) Business Days following the date thereof, Parent shall pay to Kaufman an amount in cash payable in US Dollars calculated as (a) the number of CEDC Shares comprising the total Share Consideration minus the number of CEDC Shares comprising the Permitted Share

Consideration issued to Kaufman in accordance with this Agreement, multiplied by (b) the CEDC Share Issuance Price.

Section 2.6 No Adjustment to Purchase Price

Parent and Purchaser expressly agree that the Purchase Price hereunder is fixed and is not subject to any downward adjustment for any reason. In particular, Parent and Purchaser expressly acknowledge and agree that they shall not be entitled to any repayment or reimbursement of any part of the Final Consideration (as defined in the 2008 SPA) paid in 2009, provided, however, that nothing contained herein shall affect the surviving provisions of the 2008 SPA, which shall remain in effect according to their terms.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.1 Conditions of All Parties to the Class B Closing

For the benefit of both the Sellers and the Purchasing Parties, the respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following condition:

(a) At or prior to the Class B Closing Date, no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which remains in effect that, in each case, prohibits consummation of the transactions contemplated by this Agreement.

Section 3.2 Conditions to Obligations of Purchasing Parties to the Class B Closing

For the benefit of the Purchasing Parties, the respective obligations of each Purchasing Party to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver (in the sole discretion of Parent, on behalf of the Purchasing Parties) of the condition that prior to or at the Class B Closing, Kaufman and the Trustee shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by them at or prior to the Class B Closing.

Section 3.3 Conditions to Obligation of Sellers to the Class B Closing

For the benefit of the Sellers, the respective obligations of each Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver (in the sole discretion of Kaufman, on behalf of the Sellers) of the condition that prior to or at the Class B Closing, Purchaser and Parent shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by them at or prior to the Class B Closing.

Section 3.4 Conditions of All Parties to the Class A Closing

For the benefit of both the Sellers and the Purchasing Parties, the respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver (in the sole discretion of Kaufman, on behalf of the Sellers, on the one hand, and in the sole discretion of Parent, on behalf of the Purchasing Parties, on the other hand), at or prior to the Class A Closing Date of the following conditions:

(a) The Class B Closing shall have occurred or shall be simultaneous with the Class A Closing.

(b) Parent shall have completed the necessary antitrust pre-notification procedures under applicable law and have received clearance from the Russian FAS, which Purchaser has received on January 14, 2011, to complete the purchase of the Class A Shares.

(c) At or prior to the date of the Class A Closing, no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which remains in effect that, in each case, prohibits consummation of the transactions contemplated by this Agreement.

ARTICLE 4

THE CLASS B CLOSING

Section 4.1 Class B Closing

(a) The closing of the sale and purchase of the Class B Shares provided for in this Agreement (the “Class B Closing”) shall take place by telephone and e-mail communication on February 7, 2011; provided that the certificates evidencing the Class B Shares being sold and purchased shall be surrendered at the offices of Meritservus, corporate secretary of the Company on the Class B Closing Date.

(b) The date on which the Class B Closing is to occur is referred to herein as the “Class B Closing Date”. For the avoidance of doubt the Class B Closing Date and the Class A Closing Date may be the same, provided that the condition precedent set forth in Section 3.4(b) shall be satisfied.

Section 4.2 Class B Preliminary Information

No later than two (2) Business Days prior to the Class B Closing Date the Sellers shall have each provided to Purchaser instructions designating their respective bank accounts into which the portion of the Cash Consideration that they are entitled to receive hereunder shall be deposited by wire transfer in immediately available cleared funds at the Class B Closing.

Section 4.3 Sellers’ Deliveries to Purchaser at the Class B Closing

(a) At the Class B Closing, Kaufman shall deliver to Purchaser:

(i) A share certificate evidencing ownership of one thousand two hundred thirty-seven (1,237) Class B Shares; provided this delivery obligation shall be deemed satisfied if Kaufman delivers evidence that he has given irrevocable instructions to the secretary of the Company in Cyprus to surrender and cancel Certificate No. 7 evidencing his ownership of one thousand two hundred thirty-seven (1,237) Class B Shares, which certificate is currently held in safekeeping by the secretary of the Company;

(ii) Transfer orders in the form set forth by law, duly executed and witnessed as of the Class B Closing Date and containing the instruction to register the transfer of one thousand two hundred thirty-seven (1,237) Class B Shares to Purchaser;

(iii) A duly signed resolution of the Board of Directors of the Company approving the transfer by Kaufman of one thousand two hundred thirty-seven (1,237) Class B Shares to the Purchaser; and

(b) At the Class B Closing, the Trustee shall deliver to Purchaser:

(i) A share certificate evidencing ownership of two hundred sixty-three (263) Class B Shares; provided this delivery obligation shall be deemed satisfied if the Trustee delivers evidence that it has given irrevocable instructions to the secretary of the Company in Cyprus to surrender and cancel Certificate No. 8 evidencing its ownership of two hundred sixty-three (263) Class B Shares, which certificate is currently held in safekeeping by the secretary of the Company;

(ii) Transfer orders in the form set forth by law, duly executed and witnessed as of the Class B Closing Date and containing the instruction to register the transfer of two hundred sixty-three (263) Class B Shares to Purchaser; and

(iii) A duly signed resolution of the Board of Directors of the Company approving the transfer by the Trustee of two hundred sixty-three (263) Class B Shares to the Purchaser.

Section 4.4 Purchaser’s Deliveries to Sellers at the Class B Closing

(a) At the Class B Closing, the Purchaser shall deliver to Kaufman:

(i) An amount in cash equal to fifty-six million five hundred thousand dollars (US$ 56,500,000) by wire transfer of immediately available funds to the bank account notified to Purchaser pursuant to Section 4.2;

(ii) Transfer orders in the form set forth by law, duly executed and witnessed as of the Class B Closing Date and containing the instruction to register the transfer of one thousand two hundred thirty-seven (1,237) Class B Shares from Kaufman to Purchaser; and

(b) At the Class B Closing, the Purchaser shall deliver to the Trustee:

(i) An amount in cash equal to twelve million dollars (US$ 12,000,000) by wire transfer of immediately available funds to the bank account notified to Purchaser pursuant to Section 4.2; and

(ii) Transfer orders in the form set forth by law, duly executed and witnessed as of the Class B Closing Date and containing the instruction to register the transfer of two hundred sixty-three (263) Class B Shares from the Trustee to Purchaser.

Section 4.5 Proceedings at Class B Closing

All actions to be taken and all documents to be executed and delivered by the Parties at the Class B Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE 5

THE CLASS A CLOSING; UNDERTAKINGS RELATING TO SHARE

CONSIDERATION

Section 5.1 Class A Closing

(a) The closing of the sale and purchase of the Class A Shares provided for in this Agreement (the “Class A Closing”) shall take place on the Class B Closing Date. The date on which the Class A Closing is to occur is referred to herein as the “Class A Closing Date”.

(b) The Class A Closing shall take place by telephone and e-mail communication; provided that the certificates evidencing the Class A Shares being sold and purchased shall be surrendered at the offices of Meritservus, corporate secretary of the Company.

Section 5.2 Kaufman’s Deliveries to Parent at the Class A Closing

At the Class A Closing, the Kaufman shall deliver to Parent:

(a) A share certificate evidencing ownership of three thousand seven hundred fifty-one (3,751) Class A Shares; provided this delivery obligation shall be deemed satisfied if Kaufman delivers evidence that he has given irrevocable instructions to the secretary of the Company in Cyprus to surrender and cancel Certificate No. 6 evidencing his ownership of three thousand seven hundred fifty-one (3,751) Class A Shares, which certificate is currently held in safekeeping by the secretary of the Company;

(b) Transfer orders in the form set forth by law, duly executed and witnessed as of the Class A Closing Date and containing the instruction to register the transfer of three thousand seven hundred fifty-one (3,751) Class A Shares from Kaufman to Parent;

(c) A duly signed resolution of the Board of Directors of the Company approving the transfer by Kaufman of three thousand seven hundred fifty-one (3,751) Class A Shares to the Parent;

(d) A termination agreement relating to the Management Agreement (as defined in the Shareholders’ Agreement), duly signed by Whitehall Center and Global Management (the “Termination Agreement”), which Termination Agreement shall provide that: (i) it shall be effective as of the date that is 30 days after the Class A Closing; (ii) Whitehall Center releases and waives any and all claims that it may have against Global Management; (iii) all accrued and unpaid fees under the Management Agreement shall be paid to Global Management on the effective date of the Termination Agreement, provided that the management fees due under the Management Agreement (as defined in the Shareholders’ Agreement) for any period after January 1, 2011 shall be reduced by an amount equal to the salary and payroll taxes paid by Whitehall Center (or any of its Affiliates) to any employees transferred from Global Management to Whitehall Center during that same period, except for any Transaction Bonus, a calculation of which management fees and salary and payroll taxes is specified in Schedule 5; and (iv) no other indemnity or break fee shall be paid by or to either party to the Management Agreement (as defined in the Shareholders’ Agreement);

(e) Letters of resignation, effective as of the date that is 30 days after the Class A Closing, signed by the MK Directors (as defined in the Shareholders’ Agreement) of the Company;

(f) Letters of resignation, each effective as of the date that is 30 days after the Class A Closing, signed by the Chief Executive Officer and Chief Financial Officer of the Group (as defined in the Shareholders’ Agreement);

(g) An executed copy of the Registration Rights Agreement; and

(h) An executed assignment agreement relating to certain Netjet contracts entered into by Whitehall (the “Netjet Contract”), duly signed by Whitehall, W&L Enterprises Limited (or any other Affiliate of Kaufman) and the other party to the Netjet Contract providing for the assignment of the Netjet Contract to W&L Enterprises Limited (or any other Affiliate of Kaufman) at no cost to Whitehall, effective as of the date that is 30 days after the Class A Closing.

Section 5.3 Parent’s Deliveries to Kaufman at the Class A Closing

At the Class A Closing, Parent shall deliver to Kaufman:

(a) A certified copy of the board resolutions of Parent approving the issuance of the CEDC Shares comprising the Share Consideration to Kaufman;

(b) Written confirmation from the transfer agent of Parent of the issuance of such shares to Kaufman;

(c) No later than the Business Day immediately following the Class A Closing, a copy sent by fax or pdf of one or more share certificates for the account of Kaufman evidencing the issuance of the shares of CEDC common stock comprising the Share Consideration to Kaufman; provided that the originals of such certificates shall be held by the transfer agent of Parent in safekeeping on behalf of Kaufman for a period not to exceed 10 days;

(d) No later than ten days after the Class A Closing, one or more original share certificates for the account of Kaufman evidencing the issuance of the shares of CEDC common stock comprising the Share Consideration to Kaufman;

(e) An executed copy of the Registration Rights Agreement; and

(f) Transfer orders in the form set forth by law, duly executed and witnessed as of the Class A Closing Date and containing the instruction to register the transfer of 3,751 Class A Shares from Kaufman to Parent.

Section 5.4 Proceedings at Class A Closing

All actions to be taken and all documents to be executed and delivered by the Parties at the Class A Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 5.5 Registration of Share Consideration

(a) Subject to applicable regulations (in particular, with respect to the age of financial statements) Parent shall as promptly as possible prepare and file with the SEC a registration statement (the “Registration Statement”) under the Securities Act and use its reasonable best efforts to have the Registration Statement declared effective as promptly as practicable and to cause the CEDC Shares received as the Share Consideration to be registered under the Securities Act; provided that, in any event, the Registration Statement shall be declared effective and the CEDC Shares received as the Share Consideration shall be registered no later than the date that is thirty (30) days after the Class A Closing Date (the “Registration Deadline”).

(b) The date on which the Registration Statement becomes effective is referred to herein as the “Registration Date”.

(c) In the event that, for any reason whatsoever (including any force majeure event), the Registration Date occurs after the Registration Deadline, the Parent shall, or shall cause Purchaser to, pay to Kaufman an amount equal to US$ 6,300 (the “Daily Penalty”) for every day from and after the tenth (10th) Business Day after Registration Deadline (inclusive) until the Registration Date (exclusive), it being acknowledged and agreed that the Daily Penalty represents interest at 10 per cent (10%) per year, accruing daily (based on a 365-day year) on US$ 23 million. The aggregate Daily Penalty shall be paid to Kaufman, in cash in immediately available funds, at the Second Closing.

Section 5.6 CEDC Share Price Protection

(a) In the event that the CEDC Share Registration Price is less than the CEDC Share Issuance Price, Parent shall pay, or shall cause the Purchaser to pay, to Kaufman an amount in cash (the “Share Price Indemnity”) equal to the product of

(x) the difference between the CEDC Share Issuance Price and the CEDC Share Registration Price multiplied by (y) the number of CEDC Shares issued to Kaufman as the Share Consideration, less any CEDC Shares sold pursuant to Rule 144 during the Rule 144 Indemnity Period (as defined herein). The “CEDC Share Registration Price” shall be determined as of the trading day immediately prior to the Registration Date and shall be equal to the lower of the average daily trading price, weighted by volume, on the NASDAQ Global Select Market for a CEDC Share (i) on the trading day immediately prior to the Registration Date and (ii) during the 10-trading day period ending on the trading day immediately prior to the Registration Date.

(b) In the event that, for any reason whatsoever (including any force majeure event), the Registration Statement has not been declared effective, and the CEDC Shares issued as the Share Consideration have not been registered under the Securities Act, by the date that is six months after the Class A Closing, without prejudice to Parent’s obligation to pay the Daily Penalty or to register the shares, Kaufman shall be entitled to re-sell the shares publicly pursuant to Rule 144 under the Securities Act. Parent shall cooperate in good faith to facilitate such resales (including, without limitation, delivering such legal opinions and issuing such instructions to its transfer agent as are customary and were issued in connection with Kaufman’s sales of CEDC Shares pursuant to Rule 144 in the course of 2009 and 2010). During a period ending on the earlier to occur of (x) the date that is sixty (60) days after the six month anniversary of the Class A Closing and (y) the day immediately prior to the Registration Date (the “Rule 144 Indemnity Period”) in the event that on any single day (each a “Sales Day”), Kaufman sells any CEDC Shares received as the Share Consideration pursuant to Rule 144, in one or more transactions for an average sales price per share, weighted by volume (the “Average Sales Price”) that is less than the CEDC Share Issuance Price, then Purchaser shall pay, or cause Parent to pay, to Kaufman a Rule 144 Indemnity Amount.

(c) The “Rule 144 Indemnity Amount” shall be calculated as an amount in US Dollars equal to the product of (x) the aggregate number of CEDC Shares sold by Kaufman on the relevant Sales Day multiplied by (y) the excess, if any, of (1) the CEDC Share Issuance Price over (2) the volume weighted average sales price per CEDC Share traded on the NASDAQ Global Select Market during regular trading hours on the applicable Sales Day (the “Average NASDAQ Daily Price”); provided that if for any Sales Day such data cannot be obtained without unreasonable effort or expense from a recognized third-party vendor (or reliable public source), then for that Sales Day the Average NASDAQ Daily Price shall be deemed to be the average of the highest and lowest sales price per CEDC Share traded on the NASDAQ Global Select Market during regular trading hours. For the avoidance of doubt, it is expressly agreed and acknowledged that:

(i) if the Average NASDAQ Daily Price for the applicable Sales Day equals or exceeds the Guarantee Issuance Price, no Rule 144 Indemnity Amount shall be due in respect of any CEDC Shares sold by Kaufman on such Sales Day, notwithstanding that the Average Sales Price realized by Kaufman (or any Affiliate of Kaufman to which Kaufman has transferred such CEDC Shares) may have been less than the Average NASDAQ Daily Price;

(ii) no Rule 144 Indemnity Amount shall be due unless the Average Sales Price realized in respect of all the CEDC Shares sold by

Kaufman on any Sales Day is less than the CEDC Share Issuance Price, notwithstanding that the Average NASDAQ Daily Price for such Sales Day may have been less than the CEDC Share Issuance Price; and

(iii) each Rule 144 Indemnity Amount shall be calculated strictly according to the terms set forth above, notwithstanding that the Average Sales Price realized exceeds the Average NASDAQ Daily Price on any applicable Sales Day.

(d) No later than five (5) Business Days after (x) the end of each calendar month following the Registration Date and (y) the last day of the Rule 144 Indemnity Period, Kaufman shall deliver a written notice to Parent, setting forth for each sales transaction effected by Kaufman during the immediately preceding calendar month: (i) the identity of the seller who effected each sales transaction, (ii) the date of each sales transaction, (iii) the number of CEDC Shares sold in each sales transaction, (iv) the price per share paid in each sales transaction, (v) where and how each sales transaction was effected and (vi) the calculation of any Rule 144 Indemnity Amount due in respect of all Sales Days in the immediately preceding calendar month.

(e) Purchaser shall pay, or cause Parent to pay, to Kaufman the aggregate amount of all Rule 144 Indemnity Amounts accrued during the previous fiscal quarter no later than the date that is fifteen days after the end of such fiscal quarter (or, if such date is not a Business Day, the next Business Day). Notwithstanding the foregoing, Purchaser shall pay, or cause Parent to pay, to Kaufman the aggregate amount of all Rule 144 Indemnity Amounts accrued but unpaid as of the last day of the Rule 144 Indemnity Period no later than the fifteenth (15th) day after the end of the Rule 144 Indemnity Period (or, if such date is not a Business Day, the next Business Day). In each case, the amounts payable under this Section 5.6(e) shall be paid in US Dollars by wire transfer of immediately available cleared funds to the account or accounts to be designated to Purchaser by Kaufman no later than the date of the most recent notice required under Section 5.6(d) above. Any day on which a Rule 144 Indemnity Amount is due and payable under this Section 5.6(e) shall be referred to as a “Rule 144 Indemnity Payment Date”.

Section 5.7 Registration Rights Agreement

On issuance of the Share Consideration at the Class A Closing, Kaufman and Parent shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the same form (other than Articles II and III thereof) as the Old Registration Rights Agreement, except that Parent shall be obligated only to prepare and file the single Registration Statement and cause the CEDC Shares issued as the Share Consideration to be registered under the Securities Act as set forth above; provided that if CEDC files the Registration Statement on the day of issuance of the Share Consideration (or if such day of issuance is not a Business Day for the SEC, on the first such Business Day thereafter), the only provisions of the Registration Rights Agreement that shall be effective shall be Article VI (Indemnification) and Article XIII (Miscellaneous) and provided, further, that Parent shall have provided Kaufman the opportunity to review and comment on any information or statement made in the Registration Statement that relates to Kaufman.

Section 5.8 Second Closing

(a) In the event that a second closing (the “Second Closing”) for the sale and purchase of the Shares, which shall solely relate to the payment of the sums referred to in (b) and (c) of this Section 5.8, occurs under this Agreement the Second Closing shall take place on the next Business Day immediately following the Registration Date and at such place and time as Parent and Kaufman shall agree.

(b) At the Second Closing, Parent shall deliver to Kaufman an amount in cash equal to the sum of (x) the aggregate Daily Penalty amount, if any, and (y) the Share Price Indemnity, by wire transfer of immediately available funds to a bank account, the details of which shall have been notified in writing to Parent no later than the second Business Day prior to the Second Closing.

(c) In the event that Parent fails to pay the aggregate Daily Penalty and/or the Share Price Indemnity on the next Business Day following the Registration Date, interest shall accrue daily at an annual rate of 10% (based on a 365-day year) on such outstanding amounts.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLERS

Trustee and Kaufman hereby represent and warrant (severally and not jointly and with respect to itself and himself only) to Parent and Purchaser, as of the date hereof and as of the date of the Class B Closing and the Class A Closing (or as of such other date as may be expressly provided in any representation or warranty), as set forth below.

Section 6.1 Organization; Qualification; Solvency

(a) Trustee is a company duly organized and validly existing under the laws of the Island of Jersey. Trustee has all requisite power and authority to own the Shares and to carry on its business, as currently conducted.

(i) All registrations and official or governmental consents, licences or authorisations required under applicable law and regulation have been made or obtained and are in full force and effect and Trustee has at all times complied with all conditions attached to such consents, licences or authorisations.

(ii) No application for Trustee’s property to be declared en désastre in the Island of Jersey has been made by Trustee or, to the knowledge of Trustee, by any other person, nor has any other procedure or proceeding referred to in Article 8 (“Meaning of bankruptcy”) of the Interpretation (Jersey) Law, 1954, or Article 125 (“Power of company to compromise with creditors and members”) of the Companies Law, been instituted.

Section 6.2 Authorization; Binding Obligations

Trustee and Kaufman have all necessary power and authority to make, execute and deliver this Agreement, the other Transaction Documents to which they are a party and all other documents executed by them which are to be delivered at the Class

A Closing or the Class B Closing (together, the “Sellers Documents”) and to perform all of the obligations to be performed by them hereunder and thereunder. The making, execution, delivery and performance of this Agreement and the other Sellers Documents and the consummation by Trustee and Kaufman of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of Trustee and Kaufman. This Agreement and the Transaction Documents to which they are a Party have been, and, as of the date of the Class A Closing and the Class B Closing the other Sellers Documents will be, duly and validly executed and delivered by Trustee and Kaufman, and assuming the due authorization, execution and delivery by Purchaser and Parent (and each other party thereto), each of this Agreement and the other Sellers Documents constitute the valid, legal and binding obligation of Trustee and Kaufman, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.3 Title to Shares

Each Seller is the legal owner of the Shares to be sold by it or him, free and clear of any Encumbrances. Each Seller has valid and marketable title to such Shares, and full legal right, authority and power to sell, transfer and convey such Shares free and clear of any Encumbrances to the Purchaser or the Parent in accordance with the terms of this Agreement

Section 6.4 Securities Law Matters

As of the date hereof and as of the date of the Class A Closing, Kaufman warrants and covenants as set out below with respect to the CEDC Shares constituting the Share Consideration.

(a) Kaufman is an “accredited investor” within the specific definition of such term set forth in Rule 501(a)(5) of Regulation D under the Securities Act.

(b) Kaufman is acquiring the CEDC Shares constituting the Share Consideration for his own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act;

(c) Kaufman understands, acknowledges and agrees that:

(i) on delivery at the Class A Closing, the CEDC Shares constituting the Share Consideration will not have been registered under the Securities Act;

(ii) the delivery of the CEDC Shares constituting the Share Consideration is intended as a transaction qualifying under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder;

(iii) the CEDC Shares constituting the Share Consideration may not be transferred or resold except pursuant to an effective registration statement or pursuant to an exemption from registration or pursuant to Regulation S (and, in either such case (A) in accordance with all United States federal or state, European Union and other applicable state and foreign securities laws and (B) the transferor/seller shall (1) have notified Parent of the proposed transfer/sale and shall have furnished Parent with a detailed statement of the circumstances surrounding the proposed transfer/sale, provided that such detailed statement is kept confidential and is not disclosed to any other person until prior written consent from Kaufman is given which explicitly authorizes the disclosure of the information in such detailed statement, or (2) provide Parent and Parent’s transfer agent with a legal opinion from independent internationally recognized legal counsel experienced in such matters, which legal opinion shall be in customary form reasonably acceptable to Parent and shall state that such transfer/sale is eligible under Rule 144 or is otherwise made in accordance with applicable securities laws);

(iv) the CEDC Shares constituting the Share Consideration will be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN OFFERED AND SOLD TO ACCREDITED INVESTORS (AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION D PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS WITH REGARD TO THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(d) Kaufman did not learn of the investment in the CEDC Shares constituting the Share Consideration by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which Kaufman was invited by any of the foregoing means of communications.

(e) Kaufman acknowledges that Parent is relying on the representations, warranties and agreements contained in this Section 6.4 in delivering the CEDC Shares constituting the Share Consideration to Kaufman and would not engage in such transaction in the absence of the representations, warranties and agreements contained herein. Kaufman further acknowledges and agrees that any obligation of Parent herein to deliver the Share Consideration to Kaufman is conditioned upon the accuracy of the representations, warranties and agreements in this Section 6.4 and Kaufman agrees to notify Parent promptly in writing if any representation or warranty in this Section 6.4 ceases to be accurate and complete prior to the Class A Closing.

Section 6.5 Joint Venture Agreement

Kaufman represents and warrants to Parent and Purchaser that, as of the date hereof, the files of the Whitehall Group include copies of the Joint Venture Agreement and all related documentation.

Section 6.6 Employees

Kaufman represents and warrants to Parent and Purchaser that there has been no change in the terms or conditions of employment of any of the employees of Global Management since September 1, 2010, except for any changes permitted under the Heads of Terms, dated November 29, 2010 (as amended by Amendment No.1 to the Heads of Terms, dated December 30, 2010).

Section 6.7 Licenses

Kaufman represents and warrants to Parent and Purchaser that: (i) all material licenses and consents of the Company and each Group Company relating to the Business are in full force and effect; and (ii) the Company and the Group Companies are in compliance with such licenses and consents applicable to them in all material respects.

Section 6.8 Tax Investigations

Kaufman represents and warrants to Parent and Purchaser that, to the knowledge of Kaufman, neither the Company nor any Group Company is subject to any proceedings or investigation in Russia or Cyprus by any Tax Authority that would, if determined adversely to the Company or Group Company, reasonably be expected to result in any material claim for unpaid taxes.

Section 6.9 Warranties Limited

Each of Purchaser and Parent expressly agrees and acknowledges that neither the Sellers nor any of their representatives has made any representation or given any warranty, expressed or implied, of any nature whatsoever relating to the Shares or any Group Company or the Joint Venture or otherwise in connection with the Transaction contemplated hereby other than those representations and warranties expressly set forth in this Article 6. Each of Purchaser and Parent expressly agrees and acknowledges that (except for the representations and warranties expressly set forth in this Article 6) they are acquiring the Class A Shares and Class B Shares and all the indirect interests in the Group Companies on an “as-is, where-is” basis. Nothing contained herein shall affect the surviving rights of the Parties under the 2008 SPA, provided that it is expressly acknowledged and agreed that any such rights shall relate solely to the sale of the shares of the Company sold pursuant to the 2008 SPA.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND

PARENT

Parent and Purchaser hereby represent and warrant to Sellers, as of the date hereof and as of the date of the Class B Closing and the Class A Closing (or as of such other date as may be expressly provided in any representation or warranty), as set forth below.

Section 7.1 Organization; Qualification; Solvency

Parent is a company duly incorporated and validly existing under the laws of the State of Delaware in the United States of America. Purchaser is a joint stock company duly incorporated and validly existing under the laws of Poland. Purchaser has all requisite corporate power and authority to carry on its business, as currently conducted. No order has been made, petition presented or resolution passed for the winding up of Purchaser or Parent. No administrator or any receiver or manager has been appointed by any person in respect of Purchaser or Parent or all or any of their respective assets and no voluntary arrangement has been proposed by Purchaser or Parent with respect to such appointment and, to the knowledge of Purchaser and Parent, no steps have been taken by any other person to initiate any such appointment.

Section 7.2 Authorization; Binding Obligations

Each of Parent and Purchaser has all necessary power and authority to make, execute and deliver this Agreement, the other Transaction Documents to which it is a party and all other documents executed by it which are to be delivered at the Class A Closing or the Class B Closing (together, the “Purchaser Documents”) and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance of this Agreement and the other Purchaser Documents and the consummation by Purchaser and Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Parent, respectively. This Agreement and the Transaction Documents to which it is a party have been and, as of the date of the Class A Closing and the Class B Closing the other Purchaser Documents to which they are a party will be, duly and validly executed and delivered by Purchaser and Parent, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, each of this Agreement and the other Purchaser Documents constitutes the valid, legal and binding obligation of each of Purchaser and Parent, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 7.3 Parent Shares

(a) All of the CEDC Shares comprising the Share Consideration as and when issued will at the time of such issuance be duly authorized, validly issued, fully paid and non-assessable and free of preemption rights, will rank pari passu with existing CEDC Shares and will have the right to receive all dividends and other distributions declared or paid after the Class A Closing Date.

(b) At the Class A Closing, Purchaser will deliver to Kaufman good and valid title to all Share Consideration, free and clear of all Encumbrances.

ARTICLE 8

COVENANTS

Section 8.1 Settlement Deed

If the Trustee shall cease to be a trustee of the Trust by whatever means then it shall procure that any successor trustee (a “New Trustee”) shall prior to its appointment have delivered to the Purchaser a deed of adherence duly executed by the New Trustee containing a direct covenant and undertaking in favor of the Purchaser (on terms approved by the Purchaser such approval not to be unreasonably withheld or delayed) to observe and be bound by the provisions of this Agreement (including this section regarding the appointment of New Trustees).

Section 8.2 Efforts

Subject to the terms and conditions of this Agreement, Trustee and Kaufman, on the one hand, and Purchaser and Parent, on the other hand, shall act in good faith and use its respective commercially reasonable efforts to take, agree to take or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper or advisable so as to, as promptly as practicable satisfy the conditions set forth in Article 3 and to permit consummation of the transactions contemplated by this Agreement, and each shall, and shall cause its respective Affiliates to, cooperate fully to that end.

Section 8.3 Global Management Employees

(a) For the avoidance of doubt, Global Management is not being acquired by Parent or Purchaser or any Group Company as part of the Transaction

(b) No later that two (2) Business Days prior to the Class B Closing Date, the existing employees of Global Management shall be offered new employment contracts by the Company or its Subsidiaries, on the same terms and conditions as their existing contracts (including, with respect to their salary and benefits, a package that is the same as the aggregate salary and benefits received by the relevant employee from Global Management and MK Management, as of the date immediately prior to the Class B Closing). As of the date of this Agreement, the existing employees have been offered new employment contracts on such comparable terms and most of them have accepted such new contracts with either a January 1, 2011 or a March 1, 2011 starting date.

(c) The list of employees of Global Management and their current compensation, together with the list of employees that have accepted January 1, 2011 and March 1, 2011 starting dates, is attached hereto as Schedule 3.

Section 8.4 Conduct of Business

Subject to applicable law, Kaufman shall procure that during the period from the date of the Class A Closing and the Class B Closing until the effective date of the Termination Agreement, neither the Company nor any Group Company shall do any of the following without the prior written consent of Parent:

(a) enter into, modify or agree to terminate any agreement or arrangement to which the Company or any Group Company is a party or by which it is bound and which is of material importance to the business, profits or assets of the Company and the Whitehall Group on a consolidated basis;

(b) incur any new liability, other than trading liabilities incurred in the ordinary course of business, including but not limited to any bank overdraft or any credit line, except for such bank overdraft or credit line in the amount (not exceeding EUR 18,000,000 individually or in the aggregate) as may be required in the ordinary course of business;

(c) increase or agree to increase the salary or benefits of any of the employees of the Company or the Whitehall Group; or

(d) incur any capital expenditure in a single transaction in excess of US$ 25,000 or in a series of transactions, whether related or not, in excess of US$ 100,000 in the aggregate.

Section 8.5 Non-Competition

From and after the Class B Closing Date until the second anniversary of the Class B Closing Date, neither Kaufman nor any of his Affiliates shall own or conduct any business that produces, imports, markets, promotes or distributes (except at the retail level) in the Russian Federation any wine or spirit that competes with the category of products imported, marketed, promoted or distributed by the Whitehall Group (including the Joint Venture) at the date hereof; provided:

(a) Kaufman shall be permitted to continue to produce, import, market, promote and distribute any wine or spirit under a brand name or trademark that Kaufman, directly or indirectly, owns, provided that such brand name or trademark is duly registered with the competent governmental authority as registered and protected intellectual property, all such brand names and trademarks being specified on Schedule 4;

(b) Kaufman shall be permitted at any time to provide consulting services (with respect to any part of the value chain) to any third party involved in the production, importation, distribution, marketing, promotion or sales of any wines or spirits in the Russian Federation or elsewhere, subject to Kaufman continuing to adhere to the confidentiality restrictions set forth in the Shareholders’ Agreement; and

(c) Kaufman shall be permitted at any time to serve on the board of directors, in a non-executive capacity, of any company, including any involved in the production, importation, distribution, marketing, promotion or sales of wines and spirits.

Section 8.6 Registration of Transfer of IP Rights

The Parties shall, at the sole expense of Parent, Purchaser or the Company, (whether before, at or after the Class B Closing Date) do, execute and deliver, or cause to be done, executed and delivered, all such further actions, documents and instruments as may be reasonably required to effect the transfer of the IP Rights from the IP Seller to the transferee designated by Parent; provided that, for the avoidance of doubt, the filing of the registration of the assignment of the IP Rights with Rospatent and the filing of any equivalent registrations with any Governmental Authority in any other jurisdictions shall be the sole responsibility of Parent and Whitehall Center and shall be made at their sole expense.

Section 8.7 Resale of IP Rights

In the event that before the date that is six (6) months after the Class A Closing Date, Parent or any of its Affiliates, including the Company and its subsidiaries, sells or transfers, or enters into an agreement to sell or transfer, the IP Rights, in whole or in part, to any person (other than a direct or indirect wholly-owned subsidiary of Parent) for an amount (including any contingent payments and any in-kind consideration at fair market value) in excess of US$ 20 million then Purchaser shall pay, or cause to be paid, to Kaufman (or his designee) an amount in cash in US Dollars equal to 50% of the excess of such consideration over US$ 20 million within ten (10) Business Days of the receipt of such consideration in connection with such transfer.

Section 8.8 Transitional IP Matters

(a) The Parties acknowledge and agree, and shall cause the IP Seller and Whitehall Center to act accordingly, that from the Class B Closing, Whitehall Center shall be permitted to the use of the “Kauffman” name in the name of retail wine & spirit shops, for selling third party products labelled prior to the Class B Closing under the name “Kauffman private collection” (“Existing Kauffman Private Collection Stock”), and for the use of the “Jewish Standard” brand, which permitted use of such names, marks and brands shall be royalty free for the first six months after the Class B Closing Date, and incur a royalty of 5% thereafter; provided such arrangement shall be subject to termination by either party effective at any time on or after the date that is six months after the Class B Closing Date, provided the terminating party shall have given one month’s prior written notice; and provided, further, in the event that this arrangement is continued beyond six (6) months, Whitehall Center and the IP Seller will enter into an appropriate licensing agreement to formalize the arrangement.

(b) Parent and Purchaser agree to use their reasonable best efforts to sell the Existing Kauffman Private Collection Stock during the first six months after the Class B Closing. In the event that Parent and Purchaser have not sold all the Existing Kauffman Private Collection Stock during the first six months after the Class B Closing, Parent and Purchase may request that the arrangements described Section 8.8(a) and this Section 8.8(b) be extended for a further six month period in relation to the Existing Kauffman Private Collection Stock.

(c) The Parties acknowledge and agree, and shall cause the IP Seller and Whitehall Center to act accordingly, that during the first six months following the

Class B Closing, the “Kauffman” mark shall continue to be used and displayed (for the avoidance of doubt, at Whitehall Center’s sole expense and without charging Kaufman or any of its Affiliates for such use) on the packaging and marketing materials of Jewish Standard vodka in exactly the same manner as currently used and displayed.

Section 8.9 “Jewish Standard” ( ) Brand

(a) It is expressly agreed that the ownership rights to the “Jewish Standard” brand and related trademarks (the “Jewish Standard IP Rights”) shall be retained by IP Seller or otherwise by Kaufman or his Affiliates.

(b) Notwithstanding the foregoing, Kaufman undertakes and agrees to cause the IP Seller to permit the Whitehall Group to enjoy the exclusive rights to produce, import, market, promote and distribute vodka under the “Jewish Standard” brand and related trademarks in Russia; provided that

(i) the Whitehall group shall continue to pay the owner of the Jewish Standard IP Rights a royalty of 0% for the first six months following the Class B Closing and 5% thereafter on its sales of Jewish Standard Vodka, and

(ii) this arrangement shall be automatically extended until the first anniversary of the Class B Closing Date, on the same terms and conditions, unless terminated by either party effective at any time on or after the date that is six months after the Class B Closing Date, provided the terminating party shall have given one month’s prior written notice.

(c) In addition, for as long as the arrangements in Section 8.9(b) continue it is agreed as follows:

(i) any export from Russia of any vodka branded under the Jewish Standard brand, or entry into any new or continuation of any existing export agreement shall be subject to the prior written consent of the IP Seller, except for such vodka exports as are being undertaken as of the date of this Agreement;

(ii) any entry into any agreement with respect to the production, sale, promotion, distribution or marketing of any vodka under the Jewish Standard brand in Russia (including the duty-free market) later than six months after the Class B Closing Date, or the continuation of any such existing agreement beyond six months after the Class B Closing Date shall be subject to the prior written consent of the IP Seller; and

(iii) Whitehall shall: (i) use the same professional standard of care in managing and protecting the Jewish Standard brand as it would in managing and protecting its own brands; (ii) continue to provide reasonable marketing support for the Jewish Standard brand (provided that such support shall not cause the Whitehall group to incur any losses in connection with the exploitation of the Jewish Standard brand) and use commercially reasonable efforts to ensure that sales remain at the same level as prior to the Class A Closing; and (iii) manage raw material and finished goods inventory in the ordinary course consistent with past practice so as not to create unreasonable inventories.

(d) On termination of the arrangements in Section 8.9(b) all the unsold inventory of finished product, as well as any raw materials and point-of-sales materials, shall be sold to the IP Seller (or to such other person as the IP Seller shall designate) at its historic cost price plus 10%; provided that, notwithstanding anything in Section 8.9(b) to the contrary, in the event that Parent and Purchaser have not sold substantially all the raw material and finished goods inventory relating to the Jewish Standard brand as at the Class B Closing (the “Existing Jewish Standard Inventory”) by the date that is six months after the Class B Closing, Kaufman may require that the arrangements described in Section 8.9(c) be extended for a further six month period in respect of the Existing Jewish Standard Inventory.

Section 8.10 No Right to Use Kaufman Name or Reputation

(a) Notwithstanding the transfer of the IP Rights, the Parties expressly agree that from and after the Class A Closing, none of Parent, Purchaser, the Company or any of their respective Affiliates or representatives shall:

(i) use or refer to “Mark Kaufman” in relation to the IP Rights or their associated products or more generally in relation to the business of the Whitehall Group, including, without limitation, any reference to “Mark Kaufman” in the press, the broadcast media, by means of the internet, in any point-of-sales materials, any labeling or other text on any products or packaging, without the prior written consent of Kaufman; or

(ii) represent, hold out or otherwise imply, or fail to correct any public misunderstanding (that has been notified to them in writing by Kaufman), that Kaufman has any continuing connection to or affiliation with the IP Rights, the Company or any of its subsidiaries or any of their respective businesses, provided, however, that nothing contained herein shall restrict Parent or Purchaser or Kaufman from making any public disclosure concerning their acquisition of the Company and/or the Group and/or the IP Rights from Kaufman and/or Trustee.

(b) Parent and Purchaser covenant and agree that they shall cause any third-party transferee of the IP Rights to be bound by the foregoing obligation, which shall be an express condition of any agreement relating to any such transfer and which Kaufman shall be entitled to enforce as a third party beneficiary.

(c) Parent and Purchaser agree to indemnify Kaufman and hold him harmless against any damages or losses (including reasonable fees and expenses of legal counsel) incurred by Kaufman as a result of any third-party claims arising out of or in connection with any breach of the foregoing obligations.

(d) Purchaser and Parent expressly acknowledge and accept that undertakings substantially similar to the foregoing have been included in the Supplemental Agreement, dated November 29, 2010, by and among IP Seller, Whitehall Center and Kaufman, a copy of which is attached hereto as Schedule 2B.

ARTICLE 9

TERMINATION

Section 9.1 Termination

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the date of the Class B Closing only:

(a) By the mutual written consent of Parent, on behalf of itself and Purchaser, on the one hand, and Kaufman, on behalf of itself and Trustee, on the other hand.

(b) By either Parent, on behalf of itself and Purchaser, or Kaufman, on behalf of itself and Trustee, upon notification of the non-terminating Party by the terminating Party, if any permanent injunction or action by any Governmental Authority of competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement shall have been issued or taken and shall have become final and non-appealable.

Section 9.2 Effect of Termination

If this Agreement is terminated, no Party hereto (or any of its Representatives) will have any liability or further obligation under this Agreement to any other Party to this Agreement, except for (i) any liability that shall have accrued prior to such termination, (ii) any liability arising out of any knowing, willful or fraudulent breach of this Agreement prior to such termination and (iii) the obligations set forth in Article 10, which shall survive termination.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices

(a) Any notice or other communications required or permitted to be given to any Party under or in connection with this Agreement (each a “Notice”) shall be in writing in the English language and signed on or on behalf of the Party giving the Notice and marked for the attention of the relevant Party. A Notice may be delivered personally or sent by fax (with telephone confirmation), pre-paid recorded delivery or pre-paid registered airmail to the address or fax number set out below (or at such other address or facsimile number as the Party shall furnish the other parties by Notice in accordance with this Section 10.1):

(b) If to Trustee:

Barclays Wealth Trustees (Jersey) Limited

39-41, Broad Street

St. Helier, JE4 5PS Jersey

Channel Islands

Attn: Robert Kerley

Facsimile: +44 (0)1534 873 526

Telephone confirmation: +44 (0)1534 711 146

With a copy to:

Darrois Villey Maillot Brochier

69 avenue Victor Hugo

75116 PARIS

FRANCE

Attn: Ben Burman

Facsimile: + 33 1 45 02 49 59

Telephone confirmation: + 33 1 45 02 19 19

(c) If to Kaufman:

OOO Global Management

33, bld.5, Dmitrovskoye Shosse

Moscow, 127550

Russian Federation

Attn: Mark Kaufman

Facsimile: + 7 495 786 7600

Telephone confirmation: + 7 495 977 7000

With a copy to:

Darrois Villey Maillot Brochier

69 avenue Victor Hugo

75116 PARIS

FRANCE

Attn: Ben Burman

Facsimile: + 33 1 45 02 49 59

Telephone confirmation: + 33 1 45 02 19 19

(d) If to Purchaser:

Polmos Bialystok S.A.

ul. Elewatorska No. 20

15-950 Bialystok

Poland

Attn: President of the Management Board

Facsimile: +48 85 662 7307

Telephone confirmation: + 48 85 651 0496

With a copy to:

Central European Distribution Corporation

ul. Bobrowiecka 6 00-728 Warszawa

Poland

Attn: William V. Carey

Facsimile: +48 22 455 1810

Telephone confirmation: +48 22 488 3400

With a copy to:

Dewey & LeBoeuf LLP

1 Minster Court

Mincing Lane

London EC3R 7YL

England

Attn: Stephen J. Horvath

Facsimile: +44 20 7444 7356

Telephone confirmation: +44 20 7459 5000

(e) If to Parent:

Central European Distribution Corporation

ul. Bobrowiecka 6

00-728 Warszawa

Poland

Attn: William V. Carey

Facsimile: +48 22 455 1810

Telephone confirmation: +48 22 488 3400

And a copy to:

Dewey & LeBoeuf LLP

1 Minster Court

Mincing Lane

London EC3R 7YL

England

Attn: Stephen J. Horvath

Facsimile: +44 20 7444 7356

Telephone confirmation: +44 20 7459 5000

(f) A Notice shall be deemed to have been received:

(i) at the time of delivery if delivered personally;

(ii) at the time of transmission (if such transmission is confirmed) if sent by fax;

(iii) two (2) Business Days after the time and date of mailing if sent by pre-paid inland registered mail; or

(iv) five (5) Business Days after the time and date of mailing if sent by pre-paid registered airmail;

(v) provided that if deemed receipt of any Notice occurs after 6:00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9:00 a.m. on the next Business Day. References to time in this Section 10.1 are to local time in the country of the addressee.

Section 10.2 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York in the United States of America applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

Section 10.3 Dispute Resolution; Consent to Arbitration

(a) If any dispute, controversy or claim arises out of or in connection with this Agreement or any other Transaction Document, including any question regarding its existence, validity, termination or interpretation (a “Dispute”) the Parties shall use all commercially reasonable efforts to resolve the matter amicably. If one Party gives the other notice that a Dispute has arisen and the Parties are unable to resolve the Dispute within thirty (30) days of service of such notice then the Dispute shall be referred to Kaufman and the CEO of Parent who shall attempt to resolve the Dispute. No Party shall be entitled to resort to arbitration against another under this Agreement until thirty (30) days after such referral.

(b) All Disputes, which are unresolved pursuant to Section 10.3(a) and which a Party wishes to have resolved, shall be referred upon the application of any Party to and finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) in force at the date of this Agreement, which Rules are deemed to be incorporated by reference in this Section 10.3. The number of arbitrators shall be three (3), appointed in accordance with the Rules. The seat of the arbitration shall be Paris, France. The language of the arbitration shall be English.

(c) The arbitrators shall have the power to grant any legal or equitable remedy or relief available under law, including but not limited to injunctive relief, whether interim and/or final, and specific performance, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim or provisional measures, including but not limited to injunctive relief and including but not limited to pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(d) The Parties agree that any arbitral proceedings under this Agreement and any arbitral proceedings under any of the other Transaction Documents (including as amended from time to time) may (to the extent the arbitral tribunal considers appropriate given the subject matter of the particular dispute) be consolidated or be heard together concurrently before the same arbitral tribunal. The Parties further agree that any arbitral tribunal constituted under this Agreement shall have the power to order consolidation of proceedings or concurrent hearings.

Section 10.4 Counterparts

This Agreement may be executed by the Parties in counterparts which may be delivered by facsimile transmission. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

Section 10.5 Entire Agreement

(a) This Agreement, together with the Transaction Documents, and all annexes, exhibits and schedules hereto and thereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede in their entirety all prior agreements (written or oral) with respect thereto, including the Heads of Terms, dated November 29, 2010, Amendment No.1 to the Heads of Terms, dated December 30, 2010 and the Shareholders’ Agreement, provided, however, that the following shall survive and shall not be superseded by this Agreement:

(i) Article IX (Confidentiality) and Article XII (Miscellaneous) of the Shareholders’ Agreement; and

(ii) any surviving provisions of the 2008 SPA.

(b) The Parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

Section 10.6 Amendment, Modification and Waiver

No amendment to or modification of this Agreement shall be effective unless it shall be in writing and signed by each Party. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 10.7 Severability

If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 10.8 No Right of Set-Off

(a) The Purchaser and Parent expressly agree that they shall have no right to set-off all or a part of their respective obligations to make any payment hereunder (including: the Cash Consideration; the aggregate Daily Penalty, if any; the Share Price Indemnity, if any; and the Rule 144 Indemnity, if any) or to deliver the Share Consideration or to prepare and file the Registration Statement against any amount that the Sellers owe or may owe to Purchaser or Parent, or that Purchaser or Parent may at any time hereafter claim that Kaufman may owe to Purchaser or Parent.

(b) To the fullest extent permitted by applicable law, each of Purchaser and Parent undertakes not to raise any right of set-off as a defense or excuse for the non-fulfillment of any of their respective payment or performance obligations.

Section 10.9 Successors and Assigns; No Third-Party Beneficiaries

This Agreement and all its provisions shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, whether expressed or implied, will confer on any person, other than the Parties hereto or their respective permitted successors and assigns, any rights, remedies or obligations. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties hereto (which consent may not be unreasonably withheld) and any purported assignment without such consent shall be void; provided that Purchaser may, without the consent of the Sellers, assign any or all of its rights or obligations hereunder to any of its Affiliates (although no such assignment shall relieve Purchaser of its obligations to the Sellers hereunder).

Section 10.10 Publicity

Except for any notice which is required by applicable law or regulation or by a Governmental Authority, Kaufman, Parent and Purchaser each agree that neither it nor any of its Affiliates will issue a press release or make any other public statement with respect to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. Kaufman, Parent and Purchaser each agree, to the extent possible and legally permissible, to notify and consult with the other at least twenty-four (24) hours in advance of issuing any press release or making any other public statement.

Section 10.11 Expenses

Except as otherwise expressly stated in this Agreement (including Section 8.6), and except for the Registration and Non-Registration Expenses (as defined in the Old Registration Rights Agreement) which shall be borne solely by Parent, any costs, expenses, or charges incurred by any of the Parties in connection with the negotiation, preparation and performance of this Agreement shall be borne by the Party incurring such cost, expense or charge whether or not the series of transactions contemplated hereby or thereby shall be consummated.

Section 10.12 Specific Performance and Other Equitable Relief

The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to the Parties, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Such remedies and any and all other remedies provided for in this Agreement shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BARCLAYS WEALTH TRUSTEES (JERSEY) LIMITED in its capacity as Trustee of THE FIRST NATIONAL TRUST

By:	/s/ Les Cunliffe
	Name:	Les Cunliffe
	Title:	Director

By:	/s/ Bernard Quant
	Name:	Bernard Quant
	Title:	Director

MARK KAUFMAN

/s/ Mark Kaufman

POLMOS BIALYSTOK S.A.

By:	/s/ Evangelos Evangelou
	Name:	Evangelos Evangelou
	Title:	Member of the Management Board

By:	/s/ Christopher Biedermann
	Name:	Christopher Biedermann
	Title:	Member of the Management Board

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ William V. Carey
	Name:	William V. Carey
	Title:	Chairman, President and Chief Executive Officer

Schedule 1

IP Rights

INVENTIONS

No.	Registration number	Date of application	Date of publication	Description
1.	2222246	07.06.2002	27.01.2004	GLASS CONTAINER BOX
2.	2195482	21.03.2001	27.12.2002	VODKA ZHESTKAYA (HARD VODKA)
3.	2195485	21.03.2001	27.12.2002	VODKA
4.	2193055	21.03.2001	20.11.2002	VODKA
5.	2197520	21.03.2001	27.01.2003	VODKA “MYAGKAYA” (“SOFT” VODKA)
6.	2197521	21.03.2001	27.01.2003	VODKA OSOBAYA (SPECIAL VODKA)
7.	2195483	21.03.2001	27.12.2002	VODKA
8.	2193056	21.03.2001	20.11.2002	VODKA

INDUSTRIAL DESIGNS

No.	Registration number	Date of application	Date of registration	Description
1.	52036	20.07.2001	16.03.2003	Bottle (two variants)
2.	52037	20.07.2001	16.03.2003	Bottle (two variants)

INDUSTRIAL DESIGNS

No.	Registration number	Date of application	Date of registration	Visualization	List of Goods in respect of which the exclusive rights are being alienated
1.	185352	09.11.1999	03.03.2000		all goods of the 33rd class by ICGS, certain goods of the 32nd class by ICGS, more specifically: beer

2	229795	18.06.2001	02.12.2002		all goods of the 33rd class by ICGS, certain goods of the 32nd class by ICGS, more specifically: beer

3.	241079	14.10.2002	25.03.2003		all goods of the 33rd class by ICGS, certain goods of the 32nd class by ICGS, more specifically: beer

4.	242940	14.10.2002	10.04.2003		all goods of the 33rd class by ICGS, certain goods of the 32nd class by ICGS, more specifically: beer

5.	249573	23.09.2002	24.06.2003		all goods of the 33rd class by ICGS

6.	259217	23.09.2002	24.11.2003		all goods of the 33rd class by ICGS

7.	287799	28.04.2004	26.04.2005		all goods of the 33rd class by ICGS, certain goods of the 32nd class by ICGS, more specifically: beer

8.	361226	13.07.2007	06.10.2008		all goods of the 33rd class by ICGS, certain goods of the 32nd class by ICGS, more specifically: beer

9.	363811	25.10.2007	06.11.2008		all goods of the 33rd class by ICGS

10.	394320	28.08.2008	20.11.2009		certain goods of the 32nd class by ICGS, more specifically: beer

11.	404049	09.12.2008	18.03.2010		certain goods of the 32nd class by ICGS, more specifically: beer

12.	404050	09.12.2008	18.03.2010		certain goods of the 32nd class by ICGS, more specifically: beer

13.	414371	01.09.2008	23.07.2010		certain goods of the 32nd class by ICGS, more specifically: beer

Schedule 2

Russian IP Transfer Agreement

Schedule 2A

International IP Transfer Agreement

Schedule 2B

Supplemental Agreement No.1

Schedule 3

Employees of Global Management and their current compensation

Schedule 4

Registered Brands and Trademarks held, directly or indirectly, by

Mark Kaufman

1.

2.	, Russian Power – Russkaya sila

3.

4.	, Peter’s glory

5.	Progressive Daddy

6.

7.

Schedule 5

Calculation of Management Fees and Salary and Payroll Taxes

The following Table A sets forth the calculation of the reduced Management Fees to be paid to Global Management, pursuant to the terms of the Termination Agreement, for the months of January and February 2011 and for the period from March 1 to March 9, 2011:

Table A

	January 2011	February 2011	March 2011 (1.03- 9.03)**
Management Fee due under original Management Agreement*	19 037 500p.	19 037 500p.	5 527 016p.
Amount of decrease per month* (See Table B for calculation)	7 340 089p.	7 136 054p.	2 416 384p.
Management fees per month after decrease*	11 697 411p.	11 901 446p.	3 110 632p.

*	Excluding VAT
**	pro rata on daily basis

The following Table B sets out the calculation of the salary and payroll taxes that have been or will be paid directly by Whitehall for the months of January and February 2011 and for the period from March 1 to March 9, 2011 in respect of the employees that have been transferred from Global Management to Whitehall. In aggregate these total the amount by which the management fee has been reduced as set forth in the Termination Agreement.